COMMUNITY DEVELOPMENT FUND ADVISORS, LLC

                       INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of this 20TH day of January, 2016 between Community Development Fund Advisors, LLC (the "Adviser") and Logan Circle Partners, L.P. (the "Subadviser").

     WHEREAS, The Community Development Fund, a Delaware Statutory Trust (the "Fund"), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Adviser, with the approval of the Fund, desires to retain the Subadviser to provide investment advisory services to the Adviser in connection with the management of the Fund, and the Subadviser is willing to render such investment advisory services.

     NOW, THEREFORE, the parties hereto agree as follows:

1. DUTIES OF THE SUBADVISER. Subject to supervision by the Adviser and the Fund's Board of Trustees (the "Board"), the Subadviser shall manage all of the securities and other assets of the Fund entrusted to it hereunder (the "Assets"), including the purchase, retention and disposition of the Assets, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the "Prospectus"), and subject to the following:

     (a) The Subadviser shall, in consultation with and under the direction of the Adviser, determine from time to time what Assets will be purchased, retained or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash.

     (b) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Fund's Declaration of Trust (as defined herein), the Prospectus, the Fund's compliance policies and procedures ("Compliance Policies and Procedures") provided that the Adviser or the Fund has given the Subadviser such documents and any amendments thereto and with the instructions and directions of the Adviser and of the Board and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the "Code"), and all other applicable federal and state laws and regulations, as each is amended from time to time.

     (c) The Subadviser shall determine the Assets to be purchased or sold by the Fund as provided in Subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Prospectus or as the Board or the Adviser may direct from time to time, in conformity with all federal securities laws. In executing Fund transactions and selecting brokers or dealers, the Subadviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Subadviser


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          shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Subadviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Consistent with any guidelines established by the Board and Section 28(e) of the Exchange Act, the Subadviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Subadviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Subadviser to its discretionary clients, including the Fund. In addition, the Subadviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, the Subadviser or the Fund's principal underwriter) if the Subadviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Assets be purchased from or sold to the Adviser, the Subadviser, the Fund's principal underwriter, or any affiliated person of either the Fund, the Adviser, the Subadviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission ("SEC") and the 1940 Act.

     (d) The Subadviser shall maintain all books and records with respect to transactions involving the Assets required by Subparagraphs (b)(5),
          (6), (7), (9), (10) and (11) and Paragraph (f) of Rule 31a-1 under the 1940 Act. The Subadviser shall keep the books and records relating to the Assets required to be maintained by the Subadviser under this Agreement and shall timely furnish to the Adviser all information relating to the Subadviser's services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that the Subadviser may retain a copy of such records. In addition, for the duration of this Agreement, the Subadviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor Subadviser upon the termination of this Agreement (or, if there is no successor Subadviser, to the Adviser).

     (e) The Subadviser shall provide the Fund's custodian on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser.

     (f) To the extent called for by the Compliance Policies and Procedures, or as reasonably requested by the Fund, the Subadviser shall provide the Fund with information and advice regarding Assets to assist the Fund in determining the appropriate valuation of such Assets.


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     (g)  The investment management services provided by the Subadviser under this Agreement are not to be deemed exclusive and the Subadviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Fund.

     (h) The Subadviser shall promptly notify the Adviser of any financial condition that is reasonably likely to materially impair the Subadviser's ability to fulfill its commitment under this Agreement.

     (i) The Subadviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in the Fund. If the Subadviser receives a misdirected proxy, it shall promptly forward such misdirected proxy to the Adviser.

     (j) The Subadviser shall not provide investment advice to any assets of the Fund other than the Assets.

     (k) On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased. In such event, the Subadviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Subadviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.

     (l) The Subadviser shall provide to the Adviser or the Board such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request. The Subadviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Fund with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Fund obtains from the SEC (if any).

     (m) With respect to the Assets of the Fund, the Subadviser shall file any required reports with the SEC pursuant to Section 13(f) and Section 13(g) of the Exchange Act and the rules and regulations thereunder.

     To the extent permitted by law, the services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of the Subadviser's partners, officers, employees or control affiliates; provided, however, that the use of such mediums does not relieve the Subadviser from any obligation or duty under this Agreement.

2. DUTIES OF THE ADVISER. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to its advisory agreement with the Fund (the "Advisory


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     Agreement") and shall continuously monitor the Subadviser's performance of its duties under this Agreement (including trade execution), perform certain due diligence functions and oversee the Subadviser's compliance with the Fund's investment objectives, policies and guidelines, including the Fund's investments that are intended to qualify for credit under the Community Reinvestment Act of 1977, as amended (the "CRA"); provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Subadviser of responsibility for compliance with the Fund's Declaration of Trust (as defined herein), the Prospectus, the Compliance Policies and Procedures provided that the Adviser or the Fund has given the Subadviser such documents and any amendments thereto, the instructions and directions of the Board, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

     The Adviser shall communicate regularly with the Subadviser regarding any geographic, regulatory or other directions with respect to the Subadviser's selection of Assets for the Fund, including, without limitation, any directions or investment restrictions with respect to the Fund's portfolio in connection with the CRA. Upon request from the Subadviser, the Adviser shall promptly evaluate whether a potential investment may be CRA-qualifying, either generally or with respect to a specific financial institution shareholder. The Adviser agrees to make itself readily available to the Subadviser to answer any questions about the Fund or a potential investment for the Fund.

     The Adviser shall also be responsible for maintaining any records necessary for the Fund and its shareholders to receive appropriate regulatory credit with respect to the CRA, maintaining documentation readily available to a financial institution or an examiner supporting its determination that a security is a qualifying investment for CRA purposes and the Subadviser agrees to provide the Adviser with any information necessary to assist the Adviser with such recordkeeping. In determining whether a particular investment is qualified for credit under the CRA, the Adviser shall assess whether the investment has as its primary purpose community development. The Adviser shall consider whether the investment: (1) provides affordable housing for low- and moderate-income ("LMI") individuals; (2) provides community services targeted to LMI individuals; (3) funds activities that
     (a) finance businesses or farms that meet the size eligibility standards of the Small Business Administration's Development Company or Small Business Investment Company programs or have annual revenues of $1 million or less or (b) promote economic development; (4) funds activities that revitalize or stabilize LMI areas, designated disaster areas, or nonmetropolitan middle-income areas that have been designated as distressed or underserved by the institution's primary regulator; or (5) supports, enables, or facilitates certain projects or activities that meet the "eligible uses" criteria described in the Housing and Economic Recovery Act of 2008. As the Fund continues to operate, the Adviser shall assess whether to instruct the Subadviser to dispose of securities that were acquired for CRA-qualifying purposes, in which case the Adviser will normally instruct the Subadviser to attempt to acquire a replacement security that would be CRA-qualifying.

3. DELIVERY OF DOCUMENTS. The Adviser represents and warrants that it will furnish the Subadviser with copies of each of the following documents and any amendments thereto:

     (a) The Fund's Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, is herein called the "Declaration of Trust");


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     (b)  The By-Laws of the Fund (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the "By-Laws");

     (c)  The Prospectus; and

     (d)  The Compliance Policies and Procedures.

4. COMPENSATION TO THE SUBADVISER. For the services to be provided by the Subadviser pursuant to this Agreement, the Adviser will pay the Subadviser, and the Subadviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule A which is attached hereto and made part of this Agreement. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Subadviser may, in its discretion and from time to time, waive a portion of its fee.

5. INDEMNIFICATION. The Subadviser may rely on information reasonably believed by it to be accurate and reliable. The Subadviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Subadviser against any liability to the Adviser or the Fund to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Paragraph 5, the term the "Subadviser" shall include any affiliates of the Subadviser performing services for the Fund contemplated herein and the partners, shareholders, directors, officers and employees of the Subadviser and such affiliates.

     The Adviser shall indemnify and hold harmless the Subadviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses) howsoever arising from or in connection with any willful misfeasance, fraud, bad faith, gross negligence or reckless disregard of the Adviser in the performance of or failure to perform any of the Adviser's obligations under this Agreement; provided, however, that the Adviser's obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Subadviser, is caused by or is otherwise directly related to the Subadviser's own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

6. DURATION AND TERMINATION. This Agreement shall become effective upon approval by the Board and its execution by the parties hereto. Unless earlier terminated, this Agreement shall continue in effect for an initial period of two years from the date hereof. Thereafter, this Agreement may be continued annually if specifically approved in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of trustees of the Board or by the vote of a majority of the outstanding voting securities of the Fund, or (b) by the Adviser or the Subadviser at any time, without the payment of any penalty, on 30 days' written notice to the other party. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Fund. As used in this Paragraph 6, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.


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7.   COMPLIANCE PROGRAMS. Each of the Adviser and the Subadviser hereby represents and warrants that:

     (a) in accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), each the Adviser and the Subadviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Adviser and the Subadviser, respectively, and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

     (b) to the extent that the Adviser's or the Subadviser's activities or services could affect the Fund, each the Adviser and the Subadviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the "federal securities laws" (as such term is defined in Rule 38a-1 under the 1940 Act) by the Fund, the Adviser and the Subadviser (the Subadviser's policies and procedures referred to in this Paragraph 7(b), along with the Subadviser's policies and procedures referred to in Paragraph 7(a), are referred to herein as the "Subadviser's Compliance Program").

8.   REPORTING OF COMPLIANCE MATTERS.

     (a) The Subadviser shall promptly provide to the Fund's Chief Compliance Officer ("CCO") the following documents:

          (i) copies of all SEC examination correspondences, including correspondences regarding books and records examinations and "sweep" examinations, issued during the term of this Agreement, in which the SEC identified any concerns, issues or matters (such correspondences are commonly referred to as "deficiency letters") relating to the Subadviser's investment advisory business involving the Fund and the Subadviser's responses thereto;

          (ii) a report of any material violations of the Subadviser's Compliance Program or any "material compliance matters" (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Subadviser's Compliance Program;

          (iii) a report of any material changes to the policies and procedures that compose the Subadviser's Compliance Program;

          (iv) a copy of the Subadviser's chief compliance officer's report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Subadviser's Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and



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          (v)  an annual (or more frequently as the CCO may reasonably request)
               representation regarding the Subadviser's compliance with Paragraphs 7 and 8 of this Agreement.

     (b)  The Subadviser shall also provide the CCO with:

          (i) reasonable access to the testing, analyses, reports and other documentation, or summaries thereof, that the Subadviser's chief compliance officer relies upon to monitor the effectiveness of the implementation of the Subadviser's Compliance Program; and

          (ii) reasonable access, during normal business hours, to the Subadviser's facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Subadviser.

9. CONFIDENTIALITY. Except as otherwise permitted pursuant to this Agreement or as required by applicable law, each party hereto agrees that the provisions of this Agreement, all of the information, documents and reports described herein, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from, or otherwise relating to, the Assets or this Agreement, shall be confidential, and each party shall use its reasonable best efforts not to disclose or otherwise release to any other person (other than another party hereto) such matters, without the written consent of the other party. The confidentiality obligations of the parties under this Paragraph 9 shall not apply: (i) to the disclosure of information to a party's partners, members, equity holders (including holders of beneficial interests), affiliates, officers, auditors, agents, directors, attorneys, employees or fiduciaries (PROVIDED, that such persons agree to hold confidential such information substantially in accordance with this Paragraph 9 or are otherwise bound (pursuant to internal procedures or otherwise) by a duty of confidentiality to such party), which persons shall be subject to the provisions of this Paragraph 9 as if they were parties or which persons shall have agreed to hold confidential such information substantially in accordance with this Paragraph 9, (ii) to information already known to the general public at the time of disclosure or that became known prior to such disclosure through no act or omission by any party or any person acting on a party's behalf, (iii) to information received from a source not bound by a duty of confidentiality to a party hereto (or any affiliates of any of the foregoing), (iv) to any party to the extent that the disclosure by such party of information otherwise determined to be confidential is required by applicable law or legal process (including pursuant to an arbitration proceeding), or by any regulatory body with jurisdiction over such party, or (v) to the disclosure of confidential information to any financial advisors and other professional advisors of a party who agree to hold confidential such information substantially in accordance with this Paragraph 9 or who are otherwise bound by a duty of confidentiality to such party, PROVIDED that, with respect to clause (iv) above, prior to disclosing such confidential information, a party shall, to the extent practicable, notify the other party thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed.

10. WRITTEN INSTRUCTIONS. All directions by or on behalf of the Adviser or the Fund, as applicable, to the Subadviser shall be in writing signed by one or more of the following persons and/or such other persons as identified in writing from time to time:

          NAME                       TITLE
          ----                       -----
          Kenneth H. Thomas          Managing Member and President



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

11. USE OF NAME AUTHORIZATION. Upon the consent of the Adviser, the Subadviser may use the Adviser's and the Fund's legal names, trade names (if any), and/or logos in (a) marketing and promotional materials used by the Subadviser in connection with services offered by it to existing and prospective clients and (b) a list of the Subadviser's client references. Further, the Subadviser may use the Adviser's and the Fund's legal names, trade names (if any), and/or logos whenever required to be disclosed by process of law or pursuant to applicable law or regulation, provided that the Subadviser will use its commercially reasonable best efforts to notify the Adviser of any such disclosure.

12. GOVERNING LAW. This Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

13. SEVERABILITY. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14. NOTICE. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

     To the Adviser at:       Community Development Fund Advisors, LLC
                              6255 Chapman Field Dr.
                              Miami, FL 33156
                              Attention: Ken Thomas

     To the Subadviser at:    Logan Circle Partners, L.P.
                              1717 Arch Street, Suite 1500
                              Philadelphia, PA 19103
                              Attention: Legal Department

15. AMENDMENT OF AGREEMENT. This Agreement may be amended only by written agreement of the Adviser and the Subadviser and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

16. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

17.  MISCELLANEOUS.



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     (a)  Notice is hereby given that the obligations of the Declaration of
          Trust are not binding upon any of the trustees of the Board, officers or shareholders of the Fund.

     (b) Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

COMMUNITY DEVELOPMENT FUND                LOGAN CIRCLE PARTNERS, L.P.
ADVISORS, LLC

By: /S/ KENNETH H. THOMAS                 By: /S/ WILLIAM C. GADSDEN
    ---------------------                    -----------------------
Name: Kenneth H. Thomas                   Name: William C. Gadsden

Title: Managing Member and President      Title: Chief Operating Officer






































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                SCHEDULE A TO THE SUB-ADVISORY AGREEMENT BETWEEN
    COMMUNITY DEVELOPMENT FUND ADVISORS, LLC AND LOGAN CIRCLE PARTNERS, L.P.

AS OF JANUARY 20, 2016

Pursuant to Paragraph 4, the Adviser will pay to the Subadviser as compensation for the Subadviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of The Community Development Fund as may be allocated by the Adviser to the Subadviser from time to time under the following fee schedule:

RATE
----
0.15%










































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